Exhibit 11(a)

May 1, 2026

Golub Capital Private Credit Fund

200 Park Avenue, 25th Floor

New York, New York 10166

Re:	Golub Capital Private Credit Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Golub Capital Private Credit Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on May 13, 2022, (the “Certificate of Trust”);

(b)	The Declaration of Trust, dated as of May 13, 2022, by the Trustee named therein and Computershare Delaware Trust Company, as Delaware trustee (the “Delaware Trustee”), as amended and restated by the Third Amended and Restated Declaration of Trust, dated as of February 2, 2024 by the Trustees named therein and the Delaware Trustee (as amended, the “Trust Agreement”);

(c)	The Amended and Restated By-Laws of the Trust, dated as of November 14, 2025 (the “By-Laws”);

(d)	A certificate of the Secretary of the Trust, dated the date hereof, and attaching copies of resolutions adopted by the Board of Trustees (the forgoing are collectively referred to as the “Resolutions” and, together with the Trust Agreement and the By-Laws, are collectively referred to as the “Trust Documents”);

Golub Capital Private Credit Fund

May 1, 2026

(e)	Pre-Effective Amendment No. 1 to the Registration Statement (the “Registration Statement”) on Form N-14, as amended, including a preliminary prospectus dated May 1, 2026 (the “Prospectus”), with respect to the issuance of the 5.450% Exchange Notes due 2028 (as defined in the Prospectus) (the “Exchange Notes”), filed by the Trust with the United States Securities and Exchange Commission;

(f)	The Indenture, dated as of September 12, 2024, by and between the Trust and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”);

(g)	The Third Supplemental Indenture, dated as of July 23, 2025, relating to the 5.450% Notes due 2028, by and between the Trust and the Trustee (items (f) and (g) being referred to collectively as the “Indenture”);

(h)	A form of 5.450% Notes due 2028;

(i)	A Certificate of Good Standing for the Trust, dated April 30, 2026, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Documents.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, (iii) the genuineness of all signatures, and (iv) that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.

For purposes of this opinion, we have assumed (i) that the Trust Documents and the Indenture constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Trust Documents, the Indenture and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (vi) except to the extent provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, and (vii) that the Exchange Notes will be issued and distributed to the Exchange Noteholders in accordance with the Trust Documents and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

Golub Capital Private Credit Fund

May 1, 2026

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.                  The Trust is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq. (the “Act”) and has the power and authority under the Trust Documents and the Act to execute, deliver and perform its obligations under the Indenture and to issue the Exchange Notes.

2.                  The execution and delivery by the Trust of the Indenture and the issuance of the Exchange Notes, and the performance by the Trust of its obligations thereunder, have been duly authorized by all necessary statutory trust action on the part of the Trust under the Act and the Trust Documents.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/CZD